EXHIBIT 10.7

                              SETTLEMENT AGREEMENT
                           AND MUTUAL GENERAL RELEASE


     Anuvu Incorporated ("Anuvu"), a California corporation, Cell Power, Inc., a New Hampshire Corporation ("Cell Power"), Whistler, Inc., a Delaware corporation ("Whistler"), [H2 ERA, a California corporation ("H2 ERA"),] Plugless Power Corp., a New Hampshire corporation ("PPC"), Norman Alvis, Sr. ("Alvis Sr."), Norman F. D. Alvis ("Alvis Jr."), Leslie Friszche, Eduardo Lopez, Kevan Garner and John K. Purdy agree as follows:

     1.   Background and Purpose.

          1.1. Cell Power. Cell Power was previously known as Next Level Power Corp., a New Hampshire Corporation and changed its name to Cell Power on or about October 31, 2000. All references in this Settlement Agreement and Mutual General Release ("Agreement") include Next Level Power Corporation.

          1.2. Cell Power Agreements. Anuvu and Cell Power have entered into the following three agreements (collectively "Cell Power Agreements") on the dates specified:

               (a) Licensing Agreement dated effective September 14, 2000;

               (b) Exclusive Purchase and License Agreement for Fuel Cell Production Facility dated effective January 15, 2001;

               (c) Joint Venture Agreement for Anuvu/Cell Power, a New Hampshire Joint Venture dated effective January 15, 2001.

          1.3. Plugless Power. Anuvu had also entered into a Royalty Agreement dated effective September 14, 2000 (the "Royalty Agreement") with PPC. As additional consideration for this Agreement, PPC has agreed to consent to Anuvu assigning to Cell Power all of Anuvu's rights and obligations under the Royalty Agreement and PPC shall release and hold Anuvu harmless from any claim against Anuvu under the Royalty Agreement as further set forth herein.

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          1.4. Anuvu. Anuvu also entered into certain agreements with Alvis, Sr.
under which Alvis, Sr. has asserted a right to certain commissions, stock options, reimbursement, compensation or loans (collectively, "Commissions") for assisting Anuvu.

          1.5. {Cell Power Ownership. Whistler has agreed to purchase, and Alvis, Sr. and _____________ ("Sellers") have agreed to sell,} [Assignment of Cell Power Agreements and Royalty Agreement. Cell Power and PPC have agreed to assign all right, title and interest in the Cell Power Agreements and the Royalty Agreement to H2 ERA] pursuant to the terms of the {Stock Purchase Agreement dated ________________, 2002, all shares of Cell Power owned by Sellers (approximately 59% of Cell Power's outstanding stock)} [Assignment of Contracts and Licenses dated November __, 2002, in exchange for the transfer of certain shares of Whistler stock to Cell Power, all as provided therein].

          1.6. Disputes. Various differences and disputes have arisen between Anuvu and Cell Power concerning the rights and responsibilities under the Cell Power Agreements and the Exclusive Purchase and License Agreement for the Fuel Cell Production Facility ("Facility Agreement") dated __________, by and between Anuvu and Cell Power. Various differences and disputes also have arisen between Alvis Sr. and Anuvu and Alvis Sr. and Garner, Purdy and Cell Power regarding the Commissions, regarding alleged breaches by Garner and Purdy of their agency duties to Alvis, Sr. as majority owner of Cell Power (the "Agency Disputes") and various other matters.

          1.7. Settlement. Except as set forth above, each party disputes the allegations made against him, her, or by any other party and denies that he, she, or it has liability to any other party. The parties have agreed to settle and release all disputes and claims which do or may exist between them, or may exist in the future, arising out of the Cell Power Agreements, the Royalty Agreement, the Commissions, the Agency Disputes and the Facility Agreement, on the terms and conditions set forth below.

     2. Definitions. The terms and phrases defined in this Section 2 shall have those meanings whenever used in this Agreement.

          2.1. Fuel Cell. "Fuel Cell" refers to all of Anuvu's Fuel Cell stack technology developed up to the date of signing including but not limited to the mass-produceable Carbon-X fuel cell technology developed and owned by Anuvu described in the patent or patents described in Section 3, as well as the Manual, as defined herein.

          2.2. Escrow. "Escrow" refers to an Escrow to be established with __________________ located at ________________________ pursuant to the "Escrow
Instructions" as defined below.

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          2.3. Escrow Instructions. "Escrow Instructions" refers to the instructions to be provided to _________, a full and complete copy of which is attached as Exhibit _____.

          2.4. License Agreement. "License Agreement" refers to the Agreement whereby Anuvu shall license to {Cell Power} [H2 ERA] its Fuel Cell technology and Polyelectric Formula, a full and complete copy of which is attached as Exhibit _____.

          2.5. Manual. "Manual" refers to a written manual to be prepared by Anuvu describing the Fuel Cell technology and Fuel Cell manufacturing processes up to the level required to enable {Cell Power} [H2 ERA] to exploit the Fuel Cell Technology including but not limited to the following information:

               (1) Fuel Cell assembly; drawings;

               (2) All Fuel Cell parts drawings;

               (3) Fuel Cell assembly instructions including the processes and steps to assemble a Fuel Cell, including allowable tolerances;

               (4) All chemical formulas used in the manufacturing of the Fuel Cell including, but not limited to, the Polyelectric Formula, as well as instructions on how to manufacture such formulas; and

               (5) A list of all Fuel Cell components and the identity of the suppliers who produce and sell such components.

               (6) A list of all equipment necessary to manufacture the Fuel Cell on a production basis; and

               (7) A list of chemicals, components and parts suppliers (setting forth the chemicals, components or parts they supply) necessary for the production of the Fuel Cell.

          2.6 Polyelectric Formula. "Polyelectric Formula" refers to the polymer formula used in manufacturing the Fuel Cell.

          2.7. Suzuki Vehicle. "Suzuki Vehicle" refers to the vehicle originally manufactured by Suzuki in the possession of Anuvu which will be first converted by Anuvu to operate on batteries and then converted by Anuvu to operate on a Fuel Cell as set forth below and which shall always remain the property of Anuvu.

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          2.8. Rob Kerth. "Rob Kerth" shall mean Rob Kerth or such other engineer certified by the State of California and who has been retained by {Cell Power} [H2 ERA] as its technical consultant to review the information to be provided by Anuvu to {Cell Power} [H2 ERA] under this Agreement; provided that in the event Mr. Kerth is unavailable to perform such duties, an engineer shall be selected who is acceptable to both parties.

     3.   Settlement {(Anuvu/Cell Power)}[(Anuvu/H2 ERA)].

          3.1. Deliverables. Anuvu shall deliver to {Cell Power, and Cell Power} [H2 ERA, and H2 ERA] shall deliver to Anuvu, the following items on or before the date set forth below:

               (a) Obligations Upon Execution. Contemporaneously with the execution of this Agreement, {Cell Power} [H2 ERA] shall:

                    (1) deposit into Escrow a duly and fully executed original of the Consent to Assignment of the Royalty Agreement and Release described in
Section 5 below;

                    (2) deliver to Anuvu an original of the Escrow Instructions duly executed by {Cell Power} [H2 ERA];

                    (3) deliver to Anuvu an original of the License Agreement duly executed by Cell Power; and

               (b) First Payment by {Cell Power. Cell Power} [H2 ERA. H2 ERA] shall deliver the sum of Two Hundred Thousand Dollars ($200,000.00) to Weintraub Genshlea Chediak Sproul Law Corporation ("Weintraub") on or before one hundred twenty (120) days from the date of this Agreement (should {Cell Power} [H2 ERA] fail to deliver the first payment by that date, {Cell Power} [H2 ERA] shall still be obligated to deliver the Consent to Assignment of Royalty Agreement as provided herein and Anuvu shall have no further obligations hereunder), which can be released to Anuvu only upon the satisfaction of the following three events:

                    (1) Anuvu files a patent application for the Polyelectric Formula used in manufacturing the Fuel Cell and a patent application for the Fuel Cell technology;

                    (2) full execution of the Escrow Instructions, and deposit of the Escrow Instructions into Escrow; and

                    (3) full execution and deposit into Escrow of the License Agreement.

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               (c) Second Payment By {Cell Power. Cell Power} [H2 ERA. H2 ERA]
shall pay to Weintraub an additional Two Hundred Thousand Dollars ($200,000.00) thirty (30) days from the release of the first payment, which can be released to Anuvu when it has performed the following:

                    (1) Anuvu has prepared and delivered to Weintraub, to hold in trust, the completed Manual which Weintraub shall allow Rob Kerth to review during normal business hours at a mutually convenient time; and

                    (2) Anuvu has provided reasonable access to Rob Kerth to examine the Suzuki Vehicle for regular inspections during normal business hours at times that are mutually convenient to Anuvu and Rob Kerth.

               (d) Third Payment by {Cell Power} [H2 ERA]. Commencing thirty days from the release of the second payment, {Cell Power} [H2 ERA] shall pay to Anuvu an additional Two Hundred Thousand Dollars ($200,000.00) in equal monthly installments of Sixteen Thousand Six Hundred Sixty-Six and 67/100 Dollars ($16,666.67) on the condition that Anuvu has performed the following:

                    (1) Rob Kerth has successfully completed the assembly of a fully functional five kilowatt (5kw) Fuel Cell using the Manual, with the technological support of Anuvu in Anuvu's facility; and

                    (2) Anuvu has successfully demonstrated that the Suzuki Vehicle using the Fuel Cell can operate under its own power for a range of at least 125 miles on level ground without refueling

               (e) Additional Deliverables Of {Cell Power} [H2 ERA]. Within thirty (30) days after completion of the assembly of one (1) five kilowatt (5kw) Fuel Cell as set forth above, {Cell Power} [H2 ERA] shall cause Rob Kerth to execute and deposit into Escrow the Certification attached as Exhibit ___ to this Agreement and as Exhibit ____ to the Escrow Instructions. Anuvu's only continuing obligations shall be to provide {Cell Power} [H2 ERA] with technical support concerning the Fuel Cell, the Polyelectric Formula or manufacturing and shall be limited to that support required under the License Agreement.

          3.2. Trust Account. {Cell Power} [H2 ERA] shall deliver to Anuvu the payments identified in this Agreement by wire transfer to "Weintraub Genshlea Chediak Sproul Client Trust Account, In Trust for Anuvu Incorporated" to the following account:

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                Weintraub Genshlea Chediak Sproul Client Trust Account
                Commerce Security Bank
                1545 Riverbank Drive
                Sacramento, CA 95815
                Account No.: 36141512, ABA Routing No.: 321181381

     4. Termination Of Prior Agreements. The Cell Power Agreements are all terminated and extinguished and all provisions are of no further force or effect notwithstanding survival of any provisions following termination that are conjoined therein as of {October} [November] ___, 2001 and replaced solely by this Agreement and the Exhibits thereto. The parties specifically intend for this Agreement and the attached exhibits to constitute a novation of the Cell Power Agreements.

     5. Assignment of Royalty Agreement. Following such assignment and the delivery of all items required by Anuvu pursuant to Section 3 and the payment of all monies by {Cell Power} [H2 ERA] pursuant to such sections, {PPC} [H2 ERA] shall deliver the fully executed Consent to Assignment of Royalty Agreement and Release to Weintraub as described in Section 3 above. In the event {Cell Power} [H2 ERA] defaults in its obligations to provide payments as provided in Section 3, for any reason other than a material breach by Anuvu, then {PPC} [H2 ERA] shall still be obligated to deliver the Consent to Assignment of Royalty Agreement as provided herein. Anuvu shall assign to {Cell Power} [H2 ERA] all of Anuvu's rights, interests, and obligations under the Royalty Agreement and {Cell Power} [H2 ERA] hereby assumes all those rights, interests, and obligations. {PPC} [H2 ERA] hereby agrees to release Anuvu from any and all obligations Anuvu has under the Royalty Agreement.

     6. General Cure Rights. With respect to the parties' obligations set forth in Section 3, above, if either party fails to perform on or before the date specified, the other party shall notify defaulting party in writing of the default. The defaulting party shall then have seven (7) business days to cure a default requiring the payment of monies and fifteen (15) business days to cure a nonmonetary default. Failure to timely cure the default will be cause for the non-defaulting party to terminate its continuing duties and obligations under
Section 3 above and, at the election of Anuvu, terminate the License Agreement of even date herewith between the parties, and seek to recover any and all damages resulting from the defaulting party's breach.

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     7.   Settlement (Anuvu/Alvis, Sr.). In consideration of the transfer to
Alvis, Sr. of 265,000 shares of common stock in Anuvu ("Anuvu Shares") and the transfer to Alvis, Sr. of 50,000 free trading shares of common stock in Whistler ("Whistler Shares"), Alvis, Sr. hereby agrees to release any and all claims against (i) Anuvu with regards to any Commission; (ii) Garner, Purdy and Cell Power regarding the Agency Dispute; and (iii) all parties, as provided in
Section 8.

     8. Mutual Release. Excepting the obligations that are expressly set forth in this Agreement, the parties to this Agreement shall and do hereby mutually release and forever discharge each other, and each other's predecessors, successors, heirs, assigns, executors, administrators, partners, agents, employees, officers, directors, shareholders, representatives, insurers, attorneys, affiliates and all persons acting by, under, through or in concert with any of them, against any and all claims, damages, actions, causes of action, claims of indemnity, claims of contribution, liabilities, judgments, liens, contracts, agreements, rights, debts, suits, obligations, promises, acts, costs, expenses, fees, attorneys' fees, damages, losses and charges of whatever nature, whether at law or in equity, whether known or unknown, suspected or unsuspected, fixed or contingent, forever filed or prosecuted (hereinafter "claims") which the parties now have, claim to have or at any time heretofore had, or claimed to have, against each other or against the other parties to this Agreement

     9.   Unknown Claims.

          9.1. Scope of Release. The parties each acknowledge and agree that this release applies to all claims for injuries, damages, or losses to itself, himself and its or his property, real or personal (whether those injuries, damages, or losses are known or unknown, foreseen or unforeseen, or patent or latent) that each may have against the other, arising out of or based upon any or all of the matters, facts, events or occurrences alleged or referred to in the Action and each hereby waives application of California Civil Code Section 1542.

          9.2. Section 1542. The parties certify that each has read and understands the following provisions of California Civil Code Section 1542:

               "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

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     10.  Effect of Section 1542 Waiver. Each party understands and acknowledges that the significance and consequence of this waiver of California Civil Code
Section 1542 is that even if any party should eventually suffer additional damages arising out of the facts referred to in this Agreement within the scope of the Release, he or it will not be able to make any claim for those damages. Furthermore, each party acknowledges that he or it intends these consequences even as to claims for damages that may exist as of the date of this Agreement but which the party does not know exist, and which, if known, would materially affect the party's decision to execute this release, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

     11. No Assignment. The parties represent and warrant that no portion of the Cell Power Agreements, the Royalty Agreement, the Commissions, the Agency Dispute or any claim, counterclaim, right, demand, action, or cause of action which any party had, has, or might have arising out of the matters released hereby, nor any portion of any recovery or settlement to which any party might be entitled, has been assigned or transferred to any other person or entity in any manner that limits the right or authority to enter into or perform under this Agreement and the Exhibits hereto, including by way of subrogation or operation of law or otherwise. In the event that any claim, counterclaim, demand, or suit should be made or instituted against any party because of any such purported assignment, subrogation, or transfer, the party from whom such purported assignment, subrogation, or transfer was alleged to have occurred agrees to indemnify and hold harmless the other party against such claim, counterclaim, demand, or suit and to pay and satisfy any such claim, counterclaim, demand, or suit, including necessary expenses of investigation, attorneys' fees, and costs.

     12. Mutual Indemnity. Without in any manner limiting the scope of the general release provided in Section 8, each of the parties agree to indemnify, defend and hold harmless each of the other parties and their respective agents from and against any loss, cost, liability, action, suit, proceeding, claim, demand, expense, penalty or fine, including without limitation attorneys' fees (without regard to whether litigation is commenced) suffered or incurred, directly or indirectly, as a result of any claim that arises from a breach of this Agreement or: (i) in the case Whistler, for any actions by Alvis Sr., Alvis Jr., Friszche, Lopez and PPC (the "Alvis Parties") or {Cell Power} [H2 ERA] which occurred prior to the Closing Date that result in a claim against Whistler or {Cell Power} [H2 ERA]; and (ii) in the case of the Alvis Parties, for any actions by Cell Power, Whistler, Garner or Purdy related to the operation of Cell Power which occur after the closing date that result in a claim against one of the Alvis Parties.

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     13.  Alvis, Sr. Legal Fees. Whistler shall pay $5,000.00 to Alvis, Sr. to assist Alvis, Sr. in the payment of legal fees incurred in the matters covered by this Agreement. The Alvis Parties agree that they shall be responsible for all other legal fees incurred by or on behalf of Cell Power, H2 Era and the Alvis Parties in the matters covered by this Agreement.

     14. Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial, or other Arbitration Rules, including the OPTIONAL RULES FOR EMERGENCY MEASURES OF PROTECTION and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Parties to this Agreement expressly agree that any arbitration arising from our out of this Agreement shall be conducted in Sacramento, California. Further, the Parties expressly waive their right, if any, to a trial by jury of such claims or controversies and agree that the award of the arbitrator shall be final and binding upon them as though rendered by a court of law.

     15. Notice. Any notice under this Agreement shall be in writing and shall be sent by facsimile transmission and by overnight mail, and shall be deemed to be received on the first business day after the writing was sent by guaranteed overnight mail. All parties and counsel shall notify all others of any address or facsimile number changes. All notices shall be delivered as follows:

          (a)  If to Anuvu:

                       Dale C. Campbell
                       Christopher Chediak
                       Weintraub Genshlea Chediak Sproul
                       400 Capitol Mall, 11th Floor
                       Sacramento, CA 95814
                       Facsimile: (916) 446-1611

                       Anuvu, Inc.
                       c/o Rex Hodge
                       1201 C Street
                       Sacramento, CA 95814
                       Facsimile: (916) 440-8083

          (b)  If the Alvis Parties:

                       Richard M. Glovin
                       400 Capitol Mall, 11th Floor
                       Sacramento, CA 95814
                       Facsimile: (916) 447-6163

                       Norman Alvis, Sr.
                       1006 Fourth Street, Top Floor
                       Sacramento, CA 95814
                       Facsimile: (916) 447-2990

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          (c)  If to Cell Power, Whistler, Garner and Purdy:

                       1250 West Hastings Street
                       Vancouver, British Columbia V6E2M4
                       Facsimile:  (604) 687-0151

     16.  Miscellaneous.

          16.1 Confidential Information and Documents. Anuvu and {Cell Power} [H2 ERA] have entered into confidentiality agreements and/or non-disclosure agreements. Each of these confidentiality agreements and/or non-disclosure agreements shall survive this Agreement and are not affected by the scope of the release contained in this Agreement or the termination of the Action.

          16.2 Costs. The parties shall bear their own costs and attorneys' fees incurred in the Action.

          16.3 Entire Agreement. This document, the Stock Exchange Agreement and the License Agreement constitutes the entire agreement between the parties relating to the subject matter of this Settlement Agreement, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Settlement Agreement that are not fully expressed herein or therein.

          16.4 Investigation. The parties hereto acknowledge and represent that they have conducted such investigation of the facts and the law pertaining to the matters released hereby as they deem necessary, and that in entering into this Settlement Agreement they have not relied on any statement, promise, or representation of any other party or any representative of such other party.

          16.5 Amendment. The provisions of this Settlement Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this agreement in any respect unless in writing and signed by the party against whom enforcement of the modification or discharge is sought.

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          16.6 Waiver. Any of the terms or conditions of this Settlement
Agreement may be waived in writing at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance, or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

          16.7. Succession. This Settlement Agreement shall inure to the benefit of and be binding on the heirs, successors, assigns, executors, and administrators of the respective parties. The parties acknowledge that {Cell Power} [H2 ERA] may be acquired by, or assign its assets to another company or companies, and nothing in this Agreement shall act as a restriction of any kind on such acquisition or assignment.

          16.8. Severability. If any provision of this Settlement Agreement shall be held illegal, unenforceable, void, or voidable by any court, each of the remaining terms shall continue in full force and effect and shall in no way be impaired or invalidated.

          16.9. Attorneys' Fees. If the services of an attorney are required by any party to secure the performance of this Settlement Agreement or to obtain enforcement, interpretation, or otherwise upon the breach or default of another party to this Settlement Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Settlement Agreement or the rights and duties of any party in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and other expenses, in addition to any other relief to which such party may be entitled.

          16.10. Counterparts. This Settlement Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

          16.11. Governing Law. The rights and obligations of the parties and the interpretation and performance of this Settlement Agreement shall be governed by the law of California, excluding its conflict of laws rules.

          16.12. Representation by Counsel. This Agreement has been carefully read by all parties and the contents hereof are known and understood by all parties. The parties have each received independent legal advice from attorneys of their choice with respect to the preparation, review and advisability of executing this Agreement. Prior to the execution of this Agreement by each party, the party's attorney has reviewed the Agreement and each party acknowledges that they have executed this Agreement after independent investigation and without fraud, duress or undue influence.

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          16.13. Representation of Power to Settlement. Each party hereto warrants and represents that he or it has the power and authority to settle and release claims as set forth herein, and that his or its signatory is duly authorized and empowered to sign this Settlement Agreement on his or its behalf.

          16.14. Effective Date. This Agreement is dated effective as of November ___, 2001.


ANUVU INCORPORATED,
A California Corporation


By:
----------------------------------
Rex Hodge, President and CEO

CELL POWER, INC.
A New Hampshire Corporation


By:
----------------------------------

WHISTLER, INC.                              PLUGLESS POWER CORPORATION,
A Delaware Corporation                      A New Hampshire Corporation


By:                                         By:
----------------------------------          ----------------------------------

----------------------------------          ----------------------------------
         Norman Alvis, Sr.                           Eduardo Lopez

----------------------------------          ----------------------------------
         Norman F. D. Alvis                          Kevan Garner

----------------------------------          ----------------------------------
         Leslie Friszche                             ____________ Purdy


APPROVED AS TO FORM AND CONTENT:

WEINTRAUB GENSHLEA CHEDIAK SPROUL
A Law Corporation


By:
----------------------------------
         Dale C. Campbell
         Attorneys for Anuvu, Inc.

LAW OFFICES OF RICHARD M. GLOVIN


By:
----------------------------------
         Richard M. Glovin
         Attorney for the Alvis Parties


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